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                                                                    EXHIBIT 99.1



                                               Investor Contact: RoseMary Luebke
                                                                      Controller
                                                                    952.974.7000
                                                  rosie.luebke@kontronmobile.com




 MAJORITY SHAREHOLDER OF KONTRON MOBILE COMPUTING COMMENCES FORMAL TENDER OFFER

     EDEN PRAIRIE, Minn. -- (June 15, 2004) -- Kontron Mobile Computing, Inc. (OTC BB: KMBC), today announced that it has become aware that its majority shareholder, through its wholly owned subsidiary, KAC Acquisition Corp., has commenced a tender offer to purchase all of the shares of common stock of Kontron Mobile Computing, Inc. (the "Company") that are not currently owned by Kontron AG at a purchase price of $0.55 per share of the Company's common stock.

     The tender offer is under consideration by the special committee of the Company's Board of Directors. On or before June 29, 2004, the Company will advise its security holders of (i) whether the Company recommends acceptance or rejection of the tender offer; expresses no opinion and remains neutral toward the tender offer; or is unable to take a position with respect to the tender offer, and (ii) the reasons for such position. The Company's security holders are requested to defer making a determination whether to accept or reject the tender offer until they have been advised of the Company's position.